Exhibit 12

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

September 3, 2026

Board of Directors

Greenfield Robotics Corporation

36706 W 39th St S

Cheney, Kansas 67025

To the Board of Directors:

We are acting as counsel to Greenfield Robotics Corporation (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 11,594,203 shares of the Company’s Common Stock, including: (i) up to 10,919,604 shares of the Company’s Common Stock by the Company (the “Company Shares”), which consists of up to 8,987,237 shares to be sold by the Company and up to 1,932,367 shares to be issued at Bonus Shares (as defined in the offering statement on Form 1-A); and (ii) up to 674,599 shares of the Company’s Common Stock (the “Selling Shareholder Common Shares”) by certain selling shareholders (the “Selling Shareholders”) of the Company.

In connection with the opinion contained herein, we have examined the offering statement, the certificate of incorporation (as amended), the bylaws (as amended), the minutes of meetings of the Company’s board of directors, the stock records of the Company that it has provided to us, the agreements under which the Selling Shareholders acquired the Selling Shareholder Common Shares, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the (i) Company Shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable, and the (ii) Selling Shareholder Common Shares are validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP